Exhibit 10.1

May 20, 2020

Via Email and U.S. Certified or Registered Mail

Donald T. Briggs
113 Hix Avenue
Rye, NY 10580

Dear Don:

As we have discussed, your employment with Urban Edge Properties (hereafter “Company”) will end effective May 8, 2020 (the “Date of Termination”). This letter summarizes some information related to the ending of your employment with the Company and its subsidiaries.

As you know, you and the Company entered into an Employment Agreement dated as of July 30, 2018 (the “Employment Agreement”). Pursuant to Section 6(a) of the Employment Agreement, any termination of your employment is to be communicated by written Notice of Termination to the other party that indicates the specific termination provision in the Employment Agreement relied upon. This letter serves as that written notice. Accordingly, you are hereby notified that your employment is ending on the Date of Termination pursuant to Section 5(e) of the Employment Agreement.

In connection with the ending of your employment, you are entitled to the accrued obligations set forth in Section 7(a) of the Employment Agreement. You will receive your final paycheck for accrued wages through the Date of Termination no later than the first regular payroll date following the Date of Termination. Your final paycheck will include payment for all salary/wages that you earned through and including the Date of Termination and for any unused, accrued vacation time.

You are also entitled to certain severance pay and benefits pursuant to Section 5(e) and Section 7(b) of the Employment Agreement provided you sign, do not revoke and comply with the Separation and General Release Agreement (the “Agreement”) enclosed with this letter within the timeframe set forth therein. The Agreement is the “Release” referenced in Section 7(b) of the Employment Agreement. You have the right to consult with your own counsel at your own expense before signing the Agreement.

You may wish to contact your local unemployment office to see if you are eligible for unemployment benefits. Please note that eligibility for unemployment insurance benefits is decided by the State Department of Labor and not the Company.

If you have any questions about your separation from the Company and its subsidiaries or the contents of this letter, please feel free to contact me directly. We wish you well in your future endeavors.

Sincerely,

/s/ Robert C. Milton III
Robert C. Milton III
EVP & General Counsel

Enclosure (Separation and General Release Agreement)

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) confirms the terms of the separation of Donald T. Briggs’ (“you” or “your”) employment with Urban Edge Properties (the “Company”) and its subsidiaries. The ending of your employment with the Company and its subsidiaries is a termination without Cause pursuant to Section 5(e) of the Employment Agreement between you and the Company dated as of July 30, 2018 (the “Employment Agreement”). Accordingly, you will receive the Severance Benefits described below in Section 4 of this Agreement and the equity treatment described in Section 5 of this Agreement if you (a) sign and return this Agreement to the Company within 21 days of receipt, (b) do not revoke this Agreement during the 7 day revocation period explained in Section 7 below, and (c) comply with the other terms of this Agreement.

By signing, delivering, and not revoking this Agreement, you will be entering into a binding agreement with the Company and agreeing to the terms and conditions in the numbered sections below, including the general release of claims in Section 6. Therefore, you are advised to consult with an attorney of your choice before signing this Agreement.

If you choose not to sign and return this Agreement within 21 days of receipt or if you revoke your acceptance of this Agreement, you will not receive the Severance Benefits or the equity treatment described in Section 5.

1.
Last Day of Employment; Resignations from any Boards and Position. You acknowledge that you were notified on April 30, 2020 that the last day of your employment with the Company and its subsidiaries will be May 8, 2020 (“Date of Termination”). Effective on the Date of Termination, you shall be deemed to resign (i) from the board of trustees or directors of any subsidiary of the Company and/or any other board to which you have been appointed or nominated by or on behalf of the Company, and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and an officer and director of any of its subsidiaries.

2.
Accrued Obligations. No later than the first regular payroll date following the Date of Termination, the Company will pay you (i) any earned but unpaid base salary and (ii) 18 days of accrued but unused vacation pay, through the Date of Termination. The Company will also reimburse you as soon as practicable following the Date of Termination for any reasonable business expenses that have not yet been reimbursed, in accordance with the policies and procedures of the Company and its subsidiaries. The Company will also provide you with any compensation and/or benefits as may be due or payable to you in accordance with the terms and provisions or any employee benefit plans or programs of the Company and its subsidiaries. You will receive the accrued obligations set forth in the preceding sentences even if you choose not to enter into this Agreement. Except as otherwise set forth in Section 4 or Section 5 below, you will cease vesting in any equity awards on the Date of Termination, and any vested options shall remain exercisable for 60 days following the Date of Termination (or if earlier, through the expiration of the scheduled term of such award).

3.
Employee Benefits; Unemployment. Except as provided in Section 4(c) below, your participation in the group health insurance plan(s) of the Company and its subsidiaries will end on May 31, 2020. Coverage under any other group benefit plans or programs in which you participated, if any, will also end on the Date of Termination. Regardless of whether you enter into this Agreement, you may have the right to continue the medical, vision and/or dental insurance coverage that you had in effect as of the Date of Termination (generally for up to 18 months) under the Consolidated Omnibus Budget

Reconciliation Act (“COBRA”). You will receive COBRA notices and information about your 401(k) account (if any), in separate letters. If you participated in the Flexible Spending Account Plan, you also may have the right to continue FSA participation under COBRA. If you had group life insurance, you also will receive information about the option to convert this coverage to an individual policy.

4.
Severance Benefits. If you choose to sign and return this Agreement within the required time period, you do not revoke this Agreement and you abide by the other terms of this Agreement, the Company agrees to provide you with the following “Severance Benefits”:

(a)a lump sum severance payment in the amount of 1.5 times the sum of (i) your current base salary of $500,000 per year and (ii) your current target annual bonus of $500,000 (the “Severance Amount”), which will be paid to you within 30 days following the Effective Date of this Agreement (as defined below);

(b)a pro rata bonus for the year of termination in the gross amount of $52,083, less applicable withholdings (the “Pro Rata Bonus”), to be paid at the time bonuses are paid to similarly situated employees of the Company and its subsidiaries and in any event no later than March 15, 2021;

(c)medical, dental and vision insurance coverage substantially identical to that provided to other senior executives of the Company (collectively “Medical Benefits”), which shall be provided to the same extent as the Company and its subsidiaries provide the employer portion of medical, dental and vision insurance premiums to the Company’s current senior executives upon your election and continued qualification for such Medical Benefits pursuant to COBRA for one year following the Date of Termination; provided, that, if this Agreement raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws without impairing the economic benefit to you; and

(d)vesting on the Effective Date (as defined below) of all outstanding unvested equity and equity-based awards granted to you by the Company or its subsidiaries that are subject to vesting based solely on continued employment with the Company and/or its subsidiaries and are listed as “Sign-On LTIP Unit Awards” or “Accelerated Time-Based Equity Awards” on Schedule A attached hereto , with all vested options remaining exercisable until the 60th day following the Effective Date or, if earlier, the expiration of the term of the option (“Vesting Benefits”). Subject to your execution of this Agreement and the expiration of the related revocation period, any termination or forfeiture of the Sign-On LTIP Unit Awards and the Accelerated Time-Based Equity Awards that otherwise would have occurred on or within 60 days after the Date of Termination will be delayed until the 60th day after the Date of Termination (but, in the case of any option, not later than the expiration of the term of the option) and will occur only to the extent such Sign-On LTIP Unit Awards and Accelerated Time-Based Equity Awards do not vest pursuant to this Section 4(d). For avoidance of doubt, the Vesting Benefit shall not apply to equity and equity-based awards granted by the Company or its subsidiaries other than the Sign-On LTIP Unit Awards and the Accelerated Time-Based Equity Awards, including any equity and equity-based awards that are subject to vesting based in whole or in part on achievement of performance-based hurdles other than continued employment with the Company and/or its subsidiaries, such as hurdles based on the Company’s operating performance or absolute or relative total return to shareholders.

You acknowledge that the Company would not agree to provide you with these Severance Benefits without your general release of claims and other promises in this Agreement. You also agree that the

Severance Benefits constitute good and valuable consideration for your general release of claims and other promises in this Agreement.

5.	Equity

(a)You and the Company acknowledge and agree that Schedule A is a complete and accurate summary of all unvested equity and equity-based awards and unexercised options granted to you by the Company or its subsidiaries as of the Date of Termination.

(b)On the Effective Date, and notwithstanding the limitation set forth in Section 7.B. of Exhibit E to the Limited Partnership Agreement (the “Partnership Agreement”) of Urban Edge Properties LP (the “Partnership”), the 182,262 LTIP Units in the Partnership that were granted pursuant to the Sign-On LTIP Unit Awards and the 41,291 LTIP Units in the Partnership that were granted on February 27, 2019 pursuant to that certain Restricted LTIP Unit Agreement entered into by you, the Company and the Partnership will be converted into an equal number of Common Partnership Units in the Partnership and such Common Partnership Units will be transferred immediately to the Company in exchange for an equal number of common shares of beneficial interest in the Company. Such conversion and transfer will be deemed to have occurred pursuant to an exercise of the Conversion Right set forth in Section 7.A. of Exhibit E to the Partnership Agreement and a simultaneous exercise of the Redemption Right and acquisition of such Common Partnership Units by the Company pursuant to Section 8.6 of the Partnership Agreement in accordance with the notices set forth in Exhibit A attached hereto. You hereby agree to the terms of such notices, as of the Effective Date, including the representations, warranties and covenants contained therein, and agree to execute such further documents as the Company may reasonably require to evidence the transfer of such Common Partnership Units to the Company in accordance with this Agreement. You also acknowledge and agree that the tax withholding obligations of the Company and its subsidiaries, as applicable, in connection with this conversion and exchange with by satisfied by the Company retaining a number of common shares of beneficial interest in the Company with a market value (determined on the Effective Date) equal to the amount of such tax withholding obligations.

(c)With respect to the 2019 Performance LTIP Unit Award (as defined on Schedule A), which was granted on April 4, 2019 and is subject to the Performance LTIP Unit Agreement (the “2019 Performance LTIP Agreement”), Section 4(b) of the 2019 Performance LTIP Agreement shall apply such that the LTIP Units in the Partnership granted pursuant to the 2019 Performance LTIP Agreement will not be forfeited upon the Date of Termination and you may earn and vest in a pro rata portion of such LTIP Units in accordance with the terms of Section 4(b).

(d)With respect to the 2020 Performance LTIP Unit Award (as defined on Schedule A), which was granted on February 20, 2020 and is subject to the Company’s form Performance LTIP Unit Agreement (the “2020 Performance LTIP Agreement”), you will automatically forfeit all LTIP Units in the Partnership granted pursuant to the 2020 Performance LTIP Agreement upon the Date of Termination pursuant to Section 4(d) of the 2020 Performance LTIP Agreement and neither you nor any of your successors, heirs, assigns or personal representatives will thereafter have any further rights or interest in such LTIP Units.

(e)The Sign-On LTIP Unit Awards and the Accelerated Time-Based Equity Awards shall be subject to Section 4(d) above and, in accordance with and subject to Section 4(d), the Option (as defined on Schedule A) shall remain exercisable until the 60th day following the Effective Date and, to the extent not exercised on or before such date, shall be automatically forfeited and thereafter shall cease to be exercisable.

6.
General Release of Released Parties. In exchange for the Severance Benefits described in Section 4 of this Agreement and the equity treatment described in Section 5 of this Agreement, to which you are not otherwise entitled, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, the Company’s past and present parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past and present officers, directors, employees, shareholders (but only in their capacity as shareholders), trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees, damages and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever relating to your employment and separation from employment with the Company, occurring up to and including the date that you sign this Agreement. This general release of claims includes any and all claims arising up to and including the date you sign this Agreement, relating to your employment and separation from employment with the Company, which you either have or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or unasserted, disclosed or undisclosed. By signing this Agreement, you expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and further waive any rights under statute or common law principles that otherwise prohibits the release of unknown claims. This general release of claims includes, without limitation, any and all claims:

•	of discrimination, harassment, retaliation, or wrongful termination;

•
for breach of contract, whether oral, written, express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;

•
for violation or alleged violation of any federal, state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the New York State Human Rights Laws, the New York City Human Rights Laws, the New York State wage and hour and wage payment laws, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey False Claims Act, the New Jersey Civil Rights Act, the New Jersey wage and hour and wage payment laws, the

Massachusetts Wage Act, and Massachusetts General Laws ch. 151B, in each case, as such laws have been or may be amended;

•	for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974 (excluding COBRA);

•
to any non-vested ownership interest in the Company, the Partnership or any of their subsidiaries, contractual or otherwise, including, but not limited to, claims to shares, options or LTIP Units in the Partnership;

•	arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), understanding, personnel policy or practice, or employee handbook;

•
relating to or arising from your employment with the Company and its subsidiaries, the terms and conditions of that employment, and the termination of that employment, including, without limitation any and all claims for discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal state or local statute or ordinance not expressly listed above; and

•	any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, costs and disbursements.

This general release of claims by you does not apply to, waive or affect: your rights under this Agreement; any rights or claims that may arise after the date you sign this Agreement; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for indemnification under Section 11 of the Employment Agreement or under any other Company policy or insurance policy; claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; or your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with preserved rights described in Section 12 below.

For good and valuable consideration, the receipt of which is acknowledged by the Company, the Company hereby completely, forever, irrevocably and unconditionally releases and discharges you, to the maximum extent permitted by law, from all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees damages and obligations of any kind or character whatsoever (“Claims”) that it ever had, now has, or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date the Company signs this Agreement relating to your employment with the Company or separation from the Company, except for any claims for fraud or criminal conduct by you. The Company affirms that it is not currently aware of any claims for fraud or criminal conduct by you. Furthermore, the Company affirms that it is currently not aware of any Claims the Released Parties have against you.

7.
Waiver of Claims under ADEA; Time to Consider/Revoke. You acknowledge, understand and agree that the general release of claims in Section 6 above includes, but is not limited to, a waiver and release of all claims that you may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that you sign this Agreement. As required by the Older Workers Benefit Protection Act of 1990, you are hereby advised that:

•	you are not waiving any rights or claims under the ADEA that may arise after the date you sign this Agreement;

•	you should consult with an attorney of your choice concerning your rights and obligations under this Agreement before signing this Agreement;

•	you should fully consider this Agreement before signing it;

•	nothing in this Agreement prevents or precludes you from challenging (or seeking a determination of) the validity of the waiver under the ADEA;

•
you have at least twenty-one (21) days from the date you received this Agreement to consider whether or not you want to sign it. You also should understand that you may use as much or as little of the review period as you wish before deciding whether or not to sign this Agreement;

•
if you do not sign and return this Agreement within the required time period, then the Company’s offer to provide you with the Severance Benefits described in Section 4 above and the equity treatment described in Section 5 above, will automatically terminate;

•
at any time within seven (7) days after signing this Agreement, you may change your mind and revoke your acceptance of this Agreement. To be effective, your revocation must be in writing and sent electronically to the Company via email to rmilton@uedge.com within the seven (7) day period;

•	this Agreement is not effective or enforceable until (and if) the revocation period has passed without a revocation;

•
if you exercise your right to revoke, this Agreement (including, without limitation, the Company’s offer to provide you with the Severance Benefits and equity treatment described in Section 4 and Section 5 and your release of claims in Section 6 above) will not be enforceable; and

•	if you do not revoke your acceptance of this Agreement, the 8th day following the date that you sign this Agreement will be the effective date (the “Effective Date”).

8.
No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this Agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement.

9.
Confidentiality of this Agreement; Non-Disparagement. You agree that you will not disclose to others the terms of this Agreement, except as such terms have been disclosed by the Company and are public information. You may disclose terms which have not been disclosed by the Company to your immediate family, attorneys and bona fide financial and tax advisors and then only after securing the agreement of such individual(s) to maintain the confidentiality of the terms of this Agreement, and to government agencies and as required by law. You also agree that you will not at any time make any disparaging or derogatory statements concerning the Company or its business, products and services. However, nothing in this section is intended to, and shall not, restrict or limit you from exercising your preserved rights described in Section 12 or restrict or limit any party from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

10.
Non-Disclosure Obligations; Continuing Obligations. You acknowledge your obligation to keep confidential, and to not disclose or use (and you agree to keep confidential and not disclose or use) any and all confidential information or otherwise non-public information concerning the Company that you acquired during the course of your employment (such as non-public information about the Company’s tenants, business affairs, prospects and financial condition), unless such disclosure is made in response to a subpoena, other legal process, valid governmental inquiry or otherwise required by law or is reasonably necessary to exercise your preserved rights under Section 12, or unless such information becomes public through no fault of your own. Confidential information includes all trade secrets, tenant lists and information related to tenant files, technical, operating, financial, and other business information and materials. You also acknowledge and reaffirm, and agree to comply with, your obligations under Section 10 of the Employment Agreement and under other agreement relating to non-competition, non-solicitation, intellectual property or confidential information that you previously executed for the benefit of the Company (collectively, the “Continuing Obligations”), which remain in full force and effect and are incorporated by reference as material terms of this Agreement, provided, however, that you and the Company have agreed to amend the definition of “Competing Business” as it appears in Section 10 of your Employment Agreement to mean the development, owning and operating of retail real estate in the principal geographical markets in which the Company operates on the Date of Termination (including, without limitation, open air shopping centers in the Washington, DC to Boston corridor) and the acquisition and disposition of such retail real estate in those markets for the purpose of development, owning and operating such retail real estate. Notwithstanding anything in this Section 10 to the contrary, the Company will  consider in good faith waiving your non-competition restriction, in its sole discretion, for an opportunity you present in writing to the Company and provide any reasonable detail requested by the Company, provided that if the Company fails to respond to you within 14 days after receiving such notice and any additional detail, you may engage in such opportunity. The Company agrees to maintain the information you provide concerning such opportunity as confidential. You will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if (a) you make such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) you make such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

11.
Return of Company Documents and Other Property. You confirm that as of the Date of Termination, you will make available to the Company at your personal residence at 113 Hix Avenue, Rye, NY for a period of ten (10) business days any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business and/or containing any non-public information concerning the Company or its tenants, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, electronic devices and any other Company property in your possession, custody or control, except for your benefits, equity and personnel documents. You also represent and warrant that you have not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). You also agree that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system. The Company agrees that you may retain your own mobile phone number (301-452-5020) that you utilized as an employee on the Company’s issued cell phone and the Company agrees to take all steps necessary to allow you to retain your mobile phone number.

12.	Preserved Rights. This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:

(a)    your protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information; or

(b)    your right to enforce the terms of this Agreement and to exercise your rights relating to any Excluded Claims.

13.
No Other Pay or Benefits; No-Right to Re-Employment. You acknowledge and agree that upon payment of the amounts described in Section 2, you will have been paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions and any earned, but unused, vacation time due to you up through and including the Date of Termination. You acknowledge and agree that, except for the Company’s obligation to provide the Severance Benefits specifically provided in Section 4 and provide the equity treatment described in Section 5, you are entitled to no other payments or benefits and the Released Parties have no further obligations to you whatsoever, whether arising out of your employment with the Company, your separation from the Company or otherwise. You further acknowledge that you have no right to reinstatement or re-employment with the Company or any current affiliate of the Company and agree that any application by you for re-employment may be rejected without explanation or liability.

14.
No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.

15.
Breach. If you materially breach your obligations under this Agreement (including, without limitation, the Continuing Obligations), then, in addition to any of the Company’s other rights and remedies at law or in equity, you shall reimburse the Company for its costs and reasonable attorneys’ fees incurred in enforcing this Agreement, and if you prevail in such action, the Company shall reimburse you for your reasonable costs and attorneys’ fees. You and the Company will provide the other written notice of an intent to file a claim for breach of this Agreement at least thirty (30) days before filing such claim, during which time any such breach may be cured, if feasible. For the avoidance of doubt, the exercise of your preserved rights under Section 12 will, in no event, be considered a breach of your obligations under this Agreement.

16.
Section 409A. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).  Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

17.	Section 280G.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)    For purposes of this Section, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or you.  Any determination by the Accounting Firm shall be binding upon the Company and you.

18.	Miscellaneous.

(a)This Agreement (including, without limitation, the Continuing Obligations) contains the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between you and the Company concerning the subject matter of this Agreement, except that your rights to indemnification pursuant to Section 11 of the Employment Agreement and your equity award agreements and the applicable equity incentive plan(s) will remain in full force and effect in accordance with their terms, subject to the terms of this Agreement. This Agreement may only be modified by a written document signed by you and an authorized officer of the Company.

(b)This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, trustees, and legal and personal representatives. This Agreement is personal to you and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.

(c)The provisions of this Agreement are severable. If any provision in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(d)The Company and you shall each bear their own costs, fees (including, without limitation, attorney’s fees) and expenses in connection with the negotiation, preparation and execution of this Agreement.

(e)The failure of the Company or you to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s or your right to seek enforcement of such provision in the future.

(f)The arbitration and choice of law provisions contained in Section 14 of the Employment Agreement remain in full force and effect, and remain the exclusive method for dispute resolution between the parties, except that Section 14 of the Employment Agreement shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought under the Continuing Obligations.

(g)Given the full and fair opportunity provided to each party to consult with their respective counsel regarding terms of this Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.

(h)The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(i)This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

(j)You agree that all obligations of the Company to make payments or provide benefits to you may be satisfied by the Company causing any of its subsidiaries, including any subsidiary that currently serves as your employer, to make such payments or provide such benefits in the same manner and at the same time as the Company is obligated to do so pursuant to this Agreement.

(k)The Company affirms that this Agreement has been authorized by all necessary parties.

19.	Opportunity to Review. You represent and warrant that you:

•	have had sufficient opportunity to consider this Agreement;

•	have carefully read this Agreement and understand all of its terms;

•	are not incompetent and have not had a guardian, conservator or trustee appointed for you;

•
have entered into this Agreement of your own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement;

•	understand that you are responsible for your own attorneys’ fees and costs;

•	have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement;

•	have had the opportunity to review this Agreement with counsel of your choice or have chosen voluntarily not to do so;

•
you were given at least 21 days to review this Agreement before signing it and understood that you were free to use as much or as little of that period as you wished or considered necessary before deciding to sign it; and

•	understand that this Agreement is valid, binding, and enforceable against you and the Company according to its terms.

[Signature page follows.]

If you wish to accept this Agreement, please sign, date and return it to the Company within 21 days of receipt.

Agreed to and accepted on this 20th day of May, 2020

Donald T. Briggs:

/s/ Donald T. Briggs

Agreed to and accepted on this 21st day of May, 2020

EMPLOYER:
URBAN EDGE PROPERTIES

By: /s/ Robert C. Milton III Robert C. Milton III EVP & General Counsel

Schedule A
Sign-On LTIP Unit Awards
The following outstanding vested and unvested equity and equity-based awards granted to you by the Company or its subsidiaries constitute the Sign-On LTIP Unit Awards, which are subject to the Vesting Benefit in accordance with Section 4(d) of this Agreement:
49,986 LTIP Units in the Partnership granted on September 27, 2018 pursuant to that certain Restricted LTIP Unit Agreement entered into by you, the Company and the Partnership, of which 6,071 LTIP Units remained unvested on the Date of Termination
132,276 LTIP Units in the Partnership granted on September 27, 2018 pursuant to that certain Restricted LTIP Unit Agreement entered into by you, the Company and the Partnership, all of which remained unvested on the Date of Termination
Performance-Based Equity Awards
The following outstanding unvested performance-based equity awards granted to you by the Company or its subsidiaries are to be treated in accordance with Sections 5(b) and (c) of this Agreement, respectively:
The performance-based award of LTIP Units in the Partnership granted on April 4, 2019 pursuant to that certain Performance LTIP Unit Agreement entered into by you, the Company and the Partnership pursuant to which you could earn up to an aggregate of 112,970 LTIP Units in the Partnership (“2019 Performance LTIP Unit Award”)
The performance-based award of LTIP Units in the Partnership granted on February 20, 2020 pursuant to that certain Performance LTIP Unit Agreement entered into by you, the Company and the Partnership pursuant to which you could earn up to an aggregate of 107,664 LTIP Units in the Partnership (“2020 Performance LTIP Unit Award”)
Accelerated Time-Based Equity Awards
The following outstanding unvested equity and equity-based awards granted to you by the Company or its subsidiaries, which are subject to vesting based solely on continued employment with the Company and/or its subsidiaries, are subject to the Vesting Benefit in accordance with Section 4(d) of this Agreement:
28,951 LTIP Units in the Partnership granted on February 20, 2020 pursuant to that certain Restricted LTIP Unit Agreement entered into by you, the Company and the Partnership, all of which remained unvested on the Date of Termination
The unvested portion of the 26,068 LTIP Units in the Partnership granted on April 4, 2019 pursuant to that certain Restricted LTIP Unit Agreement entered into by you, the Company and the Partnership, which consisted of 17,379 unvested LTIP Units as of the Date of Termination
The unvested portion of the 41,291 LTIP Units in the Partnership granted on February 27, 2019 pursuant to that certain Restricted LTIP Unit Agreement entered into by you, the Company and the Partnership, which consisted of 27,528 unvested LTIP Units as of the Date of Termination
The option to purchase 1,000,000 common shares of beneficial interest in the Company at an exercise price of $21.72 per share granted on September 27, 2018 pursuant to that certain Non-Qualified Share Option Agreement entered into by you and the Company, all of which remained unvested on the Date of Termination (the “Option”)

EXHIBIT A

Notice of Election by Partner to Convert
LTIP Units into Common Partnership Units

The undersigned holder of LTIP Units hereby irrevocably elects to convert the number of Vested LTIP Units in Urban Edge Properties L.P. (the “Partnership”) set forth below into Common Partnership Units in accordance with the terms of the Limited Partnership Agreement of the Partnership, as amended. The undersigned hereby represents, warrants, and certifies that the undersigned: (a) has title to such LTIP Units, free and clear of the rights or interests of any other person or entity other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Name/Address of Holder:             Donald T. Briggs
113 Hix Avenue
Rye, NY 10580

Number of LTIP Units to be Converted:	223,553 LTIP Units, consisting of 182,262 LTIP Units granted on September 27, 2018 and 41,291 LTIP Units granted on February 27, 2019

Conversion Date:                     Effective Date

Notice Of Redemption

The undersigned hereby irrevocably (i) elects to redeem 223,553 Partnership Units in Urban Edge Properties LP (the “Partnership”) in accordance with the terms of the Limited Partnership Agreement of Urban Edge Properties LP, as amended (the “Partnership Agreement”), and the Redemption Right referred to therein, (ii) surrenders such Partnership Units and all right, title and interest therein, (iii) directs that the Cash Amount or Shares Amount (as determined by the General Partner of the Partnership (the “General Partner”)) deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if Shares are to be delivered, such Shares be registered or placed in the name(s) and at the address(es) specified below and (iv) consents that such Cash Amount or Shares Amount may be delivered any time on or prior to the Specified Redemption Date, subject to the discretion of the General Partner. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Partnership Units, free and clear of the rights of or interests of any other person or entity, (b) has the full right, power and authority to redeem and surrender such Partnership Units as provided herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consult or approve such redemption and surrender. Capitalized terms used herein have the meanings assigned to them in the Partnership Agreement.

The undersigned hereby acknowledges and agrees that the undersigned will be required to repay to the Partnership, consistent with the provisions of Sections 5.2 and 10.5 of the Partnership Agreement, any “imputed underpayment” (as defined below) or portion thereof attributable to the undersigned’s former interest in the Partnership, as reasonably determined by the General Partner.

For purposes of this Notice, an “imputed underpayment” means (i) any “imputed underpayment” within the meaning of Section 6225 of the United States Internal Revenue Code of 1986, as amended from time to time (the “Code”) (or any corresponding or similar provision of federal, state, local or foreign tax law) paid (or payable) by the Partnership as a result of an adjustment with respect to any Partnership item (including, without limitation, any “partnership-related item” within the meaning of Code Section 6241(2) (or any corresponding or similar provision of federal state, local or foreign tax law)), including any interest, penalties or additions to tax with respect to any such adjustment, (ii) any amount not described in clause (i) (including any interest, penalties or additions to tax with respect to such amounts) paid (or payable) by the Partnership as a result of the application of the provisions of Code Sections 6221-6241 (or any corresponding or similar provision of federal, state, local or foreign tax law), and/or (iii) any amount paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Partnership holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Partnership bears the economic burden of such amounts, whether by law or agreement, as a result of the application of the provisions of Code Sections 6221-6241 (or any corresponding or similar provision of federal, state, local or foreign tax law), including any interest, penalties or additions to tax with respect to such amounts.

Name/Address of Limited Partner:     Donald T. Briggs
113 Hix Avenue
Rye, NY 10580